                                                                                          Exhibit 99(f)

                             System Energy Resources, Inc.
                 Computation of Ratios of Earnings to Fixed Charges and
                          Ratios of Earnings to Fixed Charges


                                                                                                        September 30,
                                                          1991      1992      1993      1994      1995      1996
Fixed charges, as defined:
  Interest on long-term debt                             $218,538  $196,618  $184,818  $162,517  $136,916  $132,443
  Interest on notes payable                                    --        --        --        88       473       564
  Amortization of expense and premium on debt-net           7,495     6,417     4,520     6,731     6,104     6,156
  Interest applicable to rentals                           10,007     6,265     6,790     7,546     6,475     7,475
  Other interest charges                                    3,617     1,506     1,600     7,168     8,019     8,179
                                                         ----------------------------------------------------------
Total fixed charges, as defined                          $239,657  $210,806  $197,728  $184,050  $157,987  $154,817
                                                         ==========================================================
Earnings as defined:
  Net Income                                             $104,622  $130,141   $93,927    $5,407   $93,039   $94,968
  Add:
    Provision for income taxes:
      Federal and State                                   (26,848)   35,082    48,314    67,477   120,830   136,945
      Deferred Federal and State - net                     37,168    23,648    60,690   (27,374)  (41,871)  (51,422)
    Investment tax credit adjustment - net                 63,256    30,123   (30,452)   (3,265)   (3,466)   (3,466)
    Fixed charges as above                                239,657   210,806   197,728   184,050   157,987   154,817
                                                         ----------------------------------------------------------
Total earnings, as defined                               $417,855  $429,800  $370,207  $226,295  $326,519  $331,842
                                                         ==========================================================
Ratio of earnings to fixed charges, as defined               1.74      2.04      1.87      1.23      2.07      2.14
                                                         ==========================================================
